Exhibit 99.1

For Immediate Release:   September 22, 2011

Bridge Capital Holdings Announces
Addition to its Board of Directors

Christopher B. Paisley Appointed as Director

San Jose, CA - September 22, 2011 - Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today the appointment of Mr. Christopher B. Paisley to the board of directors of Bridge Capital Holdings. In addition, Mr. Paisley has been appointed to the board of Bridge Bank, National Association, Bridge Capital Holdings primary operating subsidiary company.

"We are pleased to welcome Chris Paisley to the boards of both Bridge Capital Holdings and Bridge Bank," stated Allan C. Kramer, M.D., Chairman of the Board of both entities. "His extensive, senior-level experience across a range of industries will bring tremendous value and vision to our team as our organization continues to grow.”

Mr. Paisley is a member of the board of directors for Volterra, Equinix, and Fortinet.  He serves as the Chairman of the Board for Volterra, as well as a member of both the Audit Committee and the Compensation Committee.  Mr. Paisley is Chair of the Audit Committee, and serves on the Real Estate and Nominating and Corporate Governance Committees at Equinix.  He is a member of the Audit and Compensation Committees at Fortinet.

In the past, Mr. Paisley served on the board of directors for 3Par, Applied Digital Access, Aspect Telecommunications, Brocade, Electronics for Imaging, Legato Systems, Persistence Software, Riverstone Networks, WJ Communications and Silicon Image, where he also served as Chairman of the Board.

"Bridge has built a solid business banking franchise in its first ten years and I’m excited to join Bridge as a director,” said Mr. Paisley. “I’m looking forward to working with the board and management to make the next ten years even more rewarding for shareholders, clients, and employees as the bank continues to pursue its strategic vision.”

Mr. Paisley has served as the Dean’s Executive Professor of Accounting and Finance at the Leavey School of Business at Santa Clara University since January, 2001. Mr. Paisley retired from his position as Senior Vice President of Finance and Chief Financial Officer of 3Com Corporation in May, 2000. Paisley joined 3Com Corporation in September 1985 as Vice President of Finance and Chief Financial Officer. During his 15 years at 3Com, the company grew from $50 million a year in sales to nearly $6 billion a year in sales, ranking it among the top 300 of the Fortune 500 list companies in May 2000.

Prior to 3Com, Mr. Paisley was Vice President of Finance and Chief Financial Officer of Ridge Computers, a scientific workstation manufacturer, from May 1982 to September 1985.  Previously, he was employed by Hewlett-Packard Company for five years in a variety of accounting and finance positions.

Mr. Paisley has a master’s degree in business administration from the University of California at Los Angeles and a bachelor’s degree in economics from the University of California at Santa Barbara.  He is a member of the Financial Executives Institute.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association.  Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK.  Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley's full-service professional business bank.  The Bank is the business bank of choice for small and middle market companies, and emerging technology businesses, in the markets we serve.  Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers.  Visit Bridge Bank on the web at www.bridgebank.com.